                                                                Exhibit 10.05

June 8, 1998



David Teichmann
1621 Oakdell Dr.
Menlo Park, CA  94025

Dear David:

     It is our pleasure to offer you employment at GRIC Communications, Inc., in the initial position as VICE PRESIDENT AND GENERAL COUNSEL, reporting to Tom Oswold, Senior Vice President and Chief Financial Officer. This offer follows the Key Terms as outlined and agreed in a letter dated June 7, 1998.

     In this position, you will be responsible for directing the legal affairs of the company. You will assist in giving legal review and negotiations to contracts and agreements with customers, vendors and other business partners. You will help formulate company policy, from a legal perspective and will be assigned to manage corporate risk. You are a member of the Executive team and will counted upon to bring your experience to bear in shaping company operations and direction. You will also manage our relationship with outside law firms.

     We also propose that you become the Corporate Secretary, subject to Board approval. We would like for you to begin your employment on Monday, July 6, 1998.

     Your initial compensation is based on a monthly salary of $13,333.33, which is equivalent to $160,000 per year, and reviewed annually. In addition you will participate in a bonus program of $30,000 annually. The bonus will be based on meeting individual objectives and payable semi-annually. You shall be eligible for the pro-rated amount for the period of July through December 31, 1998 without individual objectives, provided that you maintain your employment through the last day of the bonus period.

     You will also participate in the employee stock option plan and will receive 100,000 incentive stock options, subject to Board approval. The vesting schedule totals four years and is subject to the normal conditions of the company's stock option plan. If there is a Change of Control, each share subject to an option that is not fully exercisable shall be accelerated immediately and become fully exercisable.

     GRIC will reimburse professional dues to maintain professional designations and reasonable expenses for Continuing Legal Education courses. The company will also provide a notebook PC (to be used as your principal desktop PC while at the office) and cellular telephone. The company will pay your business use of telephone charges, including the monthly costs of a second phone line at your home.

     Paydays are twice monthly, on the 15th and the last day of each month. You will participate in the full range of employee benefits, including medical, dental and life insurance, short and long term disability coverage, 401k, vacation allowance, holiday pay, sick leave, etc. Medical and dental coverage is available on the first of the month following date of hire. We will provide you with the related policies and procedures that explain these benefits.

     Employment with GRIC Communications, Inc. is contingent upon meeting the Company's requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of our offer of employment.

     If your employment is terminated for reasons other than Cause (including any significant reduction in compensation or job responsibility), you will receive ninety days of severance pay (based on then current annual base salary and bonuses) and continuation of normal employee benefits for a period of ninety days. If your employment is terminated for reasons other than Cause (including any significant reduction in compensation or job responsibility), immediately prior to or after a Change of Control, you will receive one hundred eighty days of severance pay (defined in the same manner as above) and continuation of normal employee benefits for the a period of one hundred eighty days.

     This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on GRIC Communications. GRIC's relationship with all of its employees is on an "at will" basis. Either the Company or the employee can terminate the employment relationship at any time with or without notice and for any reason or for no reason.

     By accepting employment with the Company, you agree to be bound by its policies and procedures, including an Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement, which you will be asked to sign as you begin. This offer letter is the entire basic agreement for compensation and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

     Welcome to GRIC Communications! We hope that your employment is mutually rewarding and expect your contribution to bring us additional success. Please sign below to indicate your acceptance of this offer, as it will expire on June 11, 1998.

Sincerely,



John Blank
Vice President-Finance & Administration






                                             Accepted:

                                             ----------------------------------
                                                                           Date

                             GRIC COMMUNICATIONS, INC.
                       KEY TERMS OF DAVID TEICHMANN JOB OFFER
                                  (JUNE 7, 1998)


START DATE:   July 6, 1998 (subject to earlier start date if current
              situation permits)

              Vice President, General Counsel and Secretary (members of Executive Team) (reporting to Chief Financial Officer)

SALARY:       BASE.  $160,000

              BONUS. $30,000 (based on meeting individual objectives; payable semi-annually; guaranteed for period July-December 1997

VACATION:     Paid vacation according to current GRIC policy

OPTIONS: Grant of 100,000 shares at price to be approved at next Board meeting

              Exercisable 2% per month over 50 months with 10 month cliff vesting

BENEFITS:     Standard (GRIC employee benefits (medical, dental, life
              insurance, etc.)

TERMINATION UNDER SPECIAL CONDITIONS

              If Teichmann's employment is terminated for reasons other than Cause (including any significant reduction in compensation or job responsibility), Teichmann is entitled to ninety days of severance pay (based on then current annual base salary plus bonuses) and continuation of employee benefits for a period of ninety days

              If Teichmann's employment is terminated for reasons other than Cause (including any significant reduction in compensation or job responsibility) immediately prior to or after a Change of Control, Teichmann is entitled to six months of severance pay (based on then current annual base salary base salary plus bonuses) and continuation of employee benefits for a period of six months. In addition, each outstanding share subject to an option that is not fully exercisable shall be accelerated immediately and become fully exercisable.

MISCELLANEOUS

              GRIC to reimburse professional dues for State Bar of California, American Corporate Counsel Association and Peninsula General Counsel Association and reasonable expenses for Continuing Legal Education

              GRIC to provide notebook PC (to be used also as principal desktop
              PC) and cell phone as well as reimburse payment for business use of second phone line at home

The above terms will be reflected in a formal Offer Letter to be prepared on or about June 8, 1998.

         /s/ David L. Teichmann       Agreed:  /s/ Toni Oswold
         ----------------------                --------------------------------
         David L. Teichmann                    Toni Oswold, Sr. V.P. and C.F.O.
                                               GRIC COMMUNICATIONS, INC.
Date:    June 7, 1998                 Date:    June 7, 1998